EXHIBIT 4.3

FOUNDATION MEDICINE, INC.

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

June 20, 2013

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5.3	Notices	24
5.4	Governing Law	24
5.5	Successors and Assigns	24
5.6	Entire Agreement	24
5.7	Delays or Omissions	25
5.8	Severability	25
5.9	Titles and Subtitles	25
5.10	Counterparts	25
5.11	Telecopy Execution and Delivery	25
5.12	Further Assurances	26
5.13	Aggregation of Stock	26

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FOUNDATION MEDICINE, INC.

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Second Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of June 20, 2013, by and among Foundation Medicine, Inc., a Delaware corporation (the “Company”) and the persons and entities listed on Schedule A hereto (each, an “Investor” and collectively, the “Investors”). Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS: The Company and the Investors have previously entered into that certain Amended and Restated Investors’ Rights Agreement dated as of September 10, 2012 (the “Prior Agreement”) and desire to amend and restate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights created under the Prior Agreement.

NOW, THEREFORE: In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt of and adequacy of which is hereby acknowledged, the parties hereto further agree as follows:

SECTION 1

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Affiliated Fund” shall have the meaning set forth in Section 2.8(a)(iii) hereof.

(b) “Commission” shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(c) “Common Stock” shall mean the Common Stock, par value $0.0001 per share of the Company.

(d) “Conversion Stock” shall mean the shares of Common Stock issued upon conversion of the Preferred Stock.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(f) “Exempted Registration” shall mean a registration relating solely to employee benefit plans, a registration relating to the offer and sale of non-convertible debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales.

(g) “Holder” shall mean (i) any Investor that holds Registrable Securities and (ii) any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Preferred Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; provided, further, that the Company shall in no event be obligated to register shares of Preferred Stock, and that Holders of Registrable Securities will not be required to convert their shares of Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.

(h) “Indemnified Party” shall have the meaning set forth in Section 2.6(c) hereof.

(i) “Indemnifying Party” shall have the meaning set forth in Section 2.6(c) hereof.

(j) “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of Common Stock registered under the Securities Act.

(k) “Initiating Holders” shall mean, collectively, Holders who properly initiate a registration request under this Agreement.

(l) “Investors” shall mean the persons and entities listed on Schedule A hereto.

(m) “New Securities” shall have the meaning set forth in Section 4.1(b) hereof.

(n) “Preferred Stock” shall mean the Series A Preferred Stock and the Series B Preferred Stock.

(o) “Preferred Stock Directors” shall mean representatives of the holders of shares of Preferred Stock on the Company’s Board of Directors (the “Board of Directors”) elected in accordance with the Third Amended and Restated Stockholders’ Voting Agreement, by and among the Company and the other parties thereto dated as of September 10, 2012, as it may be amended and/or restated from time to time.

(p) “Purchase Agreement” shall mean that certain Series B Convertible Preferred Stock Purchase Agreement dated as of September 10, 2012, as amended, among the Company and the Investors listed on the Schedule of Investors thereto.

(q) “Qualified Public Offering” shall have the meaning set forth in the Restated Certificate.

(r) “Registrable Securities” shall mean (i) shares of Common Stock issuable or issued pursuant to the conversion of the Shares, (ii) shares of Common Stock issued or issuable (directly or indirectly) upon conversion of any capital stock of the Company owned or later acquired by the Investors, and (iii) any shares of Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) or (ii) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clauses (i), (ii) or (iii) above (A) which have previously been registered, and sold to the public through a registration statement, (B) which have been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto were able to be removed upon the consummation of such sale or (C) which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(s) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(t) “Registration Expenses” shall mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, accounting fees, escrow fees, fees and disbursements of counsel for the Company, fees and disbursements of one special counsel for the Holders (selected by a majority-in-interest of the Holders), blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(u) “Restated Certificate” shall mean the Fifth Amended and Restated Certificate of Incorporation of the Company, as it may be amended and/or restated from time to time.

(v) “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(b) hereof.

(w) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(x) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(y) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(z) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

(aa) “Series A Preferred Stock” shall mean the shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company.

(bb) “Series B Preferred Stock” shall mean the shares of Series B Convertible Preferred Stock, par value $0.0001 per share, of the Company.

(cc) “Shares” shall mean (i) the Series B Preferred Stock issued to the Investors pursuant to the terms of the Purchase Agreement, (ii) the Series A Preferred Stock held by the Investors as of the date hereof, and (iii) any securities issued with respect to the foregoing upon any stock split, stock dividend, recapitalization, or similar event or upon any conversion.

(dd) “Super Board Approval” shall mean the approval of the Company’s Board of Directors, including the approval of at least seventy percent (70%) of the directors then in office.

SECTION 2

REGISTRATION RIGHTS

2.1 Demand Registration.

(a) Demand for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to at least twenty-five percent (25%) of the Registrable Securities (or a lesser amount if such offering shall have an aggregate offering price to the public of not less than Five Million Dollars ($5,000,000)) (such request shall state the number of shares of Registrable Securities to be disposed of by such Initiating Holders), the Company will:

(i) within ten (10) days give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed; provided that the Company shall file the registration statement within sixty (60) days of the receipt of the request from the Initiating Holders.

(b) Limitations on Demand Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i) Prior to the earlier of (a) five (5) years after the date of the Prior Agreement or (b) six (6) months following the closing of the Initial Public Offering;

(ii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iii) After the Company has initiated two (2) such registrations pursuant to this Section 2.1 (counting for these purposes only registrations which have been declared or ordered effective and pursuant to which not less than all of the Registrable Securities that Holders have requested to be included in such registrations are actually included and sold in such registrations); or

(iv) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing, in good faith, commercially reasonable efforts to cause such registration statement to become effective.

(c) Deferral. If (i) in the good faith judgment of the Board of Directors, the filing of a registration statement covering the Registrable Securities would be materially detrimental to the Company and the Board of Directors concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.l(b)(iv) above), the Company shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the Initiating Holders, and, provided further that the Company shall not defer its obligation in this manner more than once in any twelve (12) month period and provided further, the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period other than an Exempted Registration.

(d) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in subsection 2.1(a)(i). In such event, the right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the

Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company and approved by Holders of at least two-thirds of the Registrable Securities to be registered.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities that may be so included shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. In no event shall Registrable Securities be excluded from such registration unless all other stockholders’ securities (including securities for the account of the Company) have been first excluded.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriters or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(d), then the Company shall then offer to all Holders who have retained rights to include securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.

2.2 Company Registration.

(a) Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3 or an Exempted Registration:

(i) within ten (10) days give written notice of the proposed registration to all Holders; and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within twenty (20) days after such written notice from the Company is delivered. Such written request may specify all or a part of a Holder’s Registrable Securities. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2(b) shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. In no event shall any Registrable Securities be excluded from such registration and underwriting unless all other stockholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such registration and underwriting, then the Registrable Securities that are included in such registration and underwriting shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the registration and underwriting be reduced below thirty percent (30%) of the total amount of securities included in such registration and underwriting.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3 Registration on Form S-3.

(a) Request for Form S-3 Registration. If the Company is then qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from the Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii); provided, that in the case of a registration pursuant to this Section 2.3, the Company shall file the registration statement within forty-five (45) days of the receipt of the request from the Initiating Holders.

(b) Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i) In the circumstances described in either Sections 2.1(b)(ii) or 2.l(b)(iv);

(ii) If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than Three Million Dollars ($3,000,000); or

(iii) If, in a given twelve (12) month period, the Company has effected two (2) such registrations in such period.

(c) Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d) Underwriting. If the Initiating Holders requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Sections 2.1(d) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of at least two-thirds of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of at least two-thirds of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1(a); and provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1 or 2.3. All Selling Expenses shall be borne pro rata by the selling Holders based on the number of Registrable Securities requested to be so registered.

2.5 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a) Keep such registration effective for a period ending on the earlier of (1) the date which is one hundred twenty (120) days from the effective date of the registration statement or (2) such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable Commission rules, such one hundred twenty (120) day period shall be extended for up to twelve (12) months, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above; provided further that in connection with any registration on Form S-3 pursuant to Section 2.3 above, the Company agrees to timely file all reports required under the Exchange Act in order to maintain the right to continue to use such Form S-3 and to maintain such registration in effect;

(c) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus as required by the Securities Act and other documents, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h) Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;

(i) In connection with any underwritten offering, pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(j) Use its reasonable best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority-in-interest of Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority-in-interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities; and

(k) Promptly make available for inspection by the selling Holders, any underwriter participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent in connection with any such registration statement.

2.6 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, each of its officers, directors, stockholders, members and partners, legal counsel, accountants and investment advisors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance; (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any violation (or alleged violation) by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification, or compliance, and the Company will reimburse each such Holder, each of its officers, directors, stockholders, members, partners, legal counsel, accountants and investment advisors and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action as they are incurred; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company and stated to be specifically for use therein by such Holder, any of such Holder’s officers, directors, partners, legal counsel, accountants or investment advisors, any person controlling such Holder, such underwriter or any person who controls any such underwriter; and provided further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed).

(b) To the extent permitted by law, each selling Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other selling Holder, and each of their officers, directors, stockholders, members and partners, and each person controlling each other selling Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and such Holder will reimburse the Company and other selling Holders, directors, officers, stockholders, members, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or, action as they are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided, further, that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, further, however, that an Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not materially prejudicial to the Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.6(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

2.7 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8 Restrictions on Transfer.

(a) The Holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until (x) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, and (y):

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) Such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, such Holder shall have furnished the Company, at such Holder’s expense, with (A) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (B) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. It is agreed that the Company will not require opinions of counsel or “no action” letters for transactions made pursuant to Rule 144, except in unusual circumstances, or as permitted under Section 2.8(c)(iii).

(iii) Notwithstanding the provisions of subsections (a)(i) and (a)(ii) above, no such registration statement or opinion of counsel or “no action” letter shall be necessary for: (A) a transfer by a Holder to any of its affiliates (including, for the purposes of this Agreement and the avoidance of doubt, subsidiaries and parent companies of the Holder, and including an affiliated fund managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, each an “Affiliated Fund”) or any other Person that shares a common investment advisor with such Holder; (B) a transfer by a Holder that is a partnership, limited liability company or corporation to a partner, limited partner, retired partner, member, retired member or stockholder of a Holder; (C) a transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse; or (D) the transfer, by a Holder exercising its co-sale rights under the Right of First Refusal and Co-Sale Agreement by and among the Company and the Investors and certain other stockholders named therein, dated as of September 10, 2012, as it may be amended and/or restated from time to time (the “ROFR Agreement”), if in each transfer under clauses (A), (B) or (C), the prospective transferee agrees in all such instances in writing to be subject to the terms hereof to the same extent as if he or she were an original Holder hereunder.

(b) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS (SUBJECT TO EXTENSION) IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(c) The first legend referring to federal and state securities laws identified in Section 2.8(b) hereof stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if: (i) such securities are registered under the Securities Act; (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act; or (iii) such holder provides the Company with reasonable assurances, which may, at the option of the Company, include an opinion of counsel reasonably satisfactory to the Company, that such securities can be sold pursuant to Rule 144 under the Securities Act.

2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10 Market Stand-Off Agreement. If requested by the Company and the managing underwriter of Common Stock (or other securities) of the Company, each Holder hereby agrees that such Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder immediately prior to the effective date for the registration statement for the Initial Public Offering (other than any shares included in the registration) during one hundred and eighty (180) day period following the effective date of the Initial Public Offering or, if requested by such managing underwriter, such longer period of time as is necessary for compliance with rules of the Financial Industry Regulatory Authority, provided, however, that such extension shall not exceed thirty-four (34) days following the expiration of the original one hundred and eighty (180) day period; provided, further, that such restriction shall not apply to a transfer by a Holder to its affiliate (including an Affiliated Fund) or any Person that shares a common investment advisor with such Holder if such transferee agrees to be bound by the provisions hereof in the same manner as such transferring Holder. The foregoing provisions of this Section 2.10 shall be applicable to the Holders only if all officers, directors, and stockholders individually owning more than one percent (1%) of the outstanding Common Stock are subject to the same restrictions and provided, in addition, the Company will use commercially reasonable efforts to obtain the consent of the managing underwriter for earlier release of market stand-off and transfer restrictions on a portion of the Holders’ Common Stock and if the Company or any underwriter of the Initial Public Offering waives or terminates any market stand-off or transfer restrictions imposed on any holder of securities of the Company, then such waiver or termination shall be granted to all Holders subject to market stand-off or transfer restrictions hereby, pro rata based on the number of shares of Common Stock beneficially held by such other holder and the Holders hereby. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(b) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10.

2.11 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to: (a) a transferee or assignee who acquires at least five percent (5%) of the Investor’s shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); (b) an affiliate of a Holder (including an Affiliated Fund) or any other Person that shares a common investment advisor with such Holder or a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder; or (c) a Holder’s family member or trust for the benefit of an individual Holder or Holder’s family member; provided that (i) any such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 hereof, and applicable securities laws; (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned; (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10; and (iv) any such transferee is not engaged in competition with the Company as reasonably determined by the Board of Directors.

2.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least two-thirds of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights if (a) such registration rights would be pari passu with, or senior to, any registration rights provided under this Agreement or (b) such holder or prospective holder would not be bound by obligations similar to the obligations of the Holders set forth in Sections 2.4 (regarding forfeiture of rights), 2.6, 2.7, 2.10 and 2.11.

2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) the date on which the Holder or any permitted transferee of a Holder owns no Registrable Securities and (ii) five (5) years after the closing of the Company’s Initial Public Offering.

SECTION 3

COVENANTS OF THE COMPANY

The Company hereby covenants and agrees, as follows:

3.1 Basic Financial Information. Provided that any shares of Preferred Stock or Registrable Securities remain outstanding, the Company shall deliver to each Investor the following financial information:

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, plus, where applicable, comparisons to the annual budget and operating plan approved by the Board of Directors; such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), and audited and certified by an independent public accounting firm of nationally or regionally recognized standing selected by the Board of Directors or a committee thereof;

(b) as soon as practicable, but in any event within thirty (30) days after the end of each of the four quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, plus, where applicable, quarterly comparisons to the annual budget and operating plan approved by the Board of Directors; such unaudited financial statements to be prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and that fairly present the financial condition of the Company and its results of operations for the period specified, subject to year-end audit adjustment;

(c) as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet and statement of stockholders’ equity as of the end of such month, plus, where applicable, monthly comparisons to the annual budget and operating plan approved by the Board of Directors; such unaudited financial statements to be prepared in accordance with GAAP and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment;

(d) as soon as practicable, but in any event within thirty (30) days prior to the commencement of each new fiscal year of the Company, an annual budget and operating plan for such fiscal year as approved by the Board of Directors;

(e) as soon as practicable, but in any event within fifteen (15) days of the end of each fiscal quarter, an updated capitalization table, certified by the Treasurer of the Company; and

(f) such other information as may be reasonably requested by an Investor from time to time, provided, however, that the Company shall not be obligated under this Section 3.1(f) to provide information that the Company reasonably determines in good faith to be a trade secret or highly confidential proprietary information (unless the provision of such information to such Investor is covered by a separate enforceable confidentiality agreement with such Investor, in form reasonably acceptable to the Company).

3.2 Inspection Rights. Provided that any of the Preferred Stock originally issued by the Company or the Registrable Securities remain outstanding, the Company will afford to each Investor reasonable access during normal business hours to all of the Company’s properties, books and records. Investors may exercise their rights under this Section 3.2 only for purposes reasonably related to their interests as a stockholder. The rights granted pursuant to Section 3.1 and this Section 3.2 may be assigned or otherwise conveyed by any Investor to any person that is a transferee of an Investor’s shares, which transferee is either (i) an Affiliated Fund of such Investor, (ii) an affiliate, (iii) any Person that shares a common investment advisor with such Investor or (iv) holds at least twenty percent (20%) of the outstanding shares of Preferred Stock (on an as-converted into Common Stock basis), and such transferee shall be deemed to be an Investor for purposes of Sections 3.1 and 3.2 hereof, unless such transferee is reasonably deemed by the Company to be a competitor of the Company.

3.3 Confidentiality. The Company shall not be required to comply with Sections 3.1 or 3.2 in respect of any Holder whom the Company reasonably determines to be (a) a Competitor or (b) an officer, employee, director or holder of more than ten percent (10%) of a Competitor, nor shall the Company be obligated to disclose any information which the Board of Directors determines in good faith is attorney-client privileged and should not, therefore, be disclosed. A “Competitor” means any person or entity engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the Company’s business, but shall not include (i) any financial investment firm or collective investment vehicle solely by virtue of its ownership (and/or its affiliates’ ownership) of an equity interest in any Competitor solely for investment purposes, (ii) Google Ventures 2011, L.P. or any of its affiliated venture capital funds solely as a result of any affiliation between such Holder and Google Inc., (iii) Laboratory Corporation of America Holdings or any of its affiliates (collectively, “LabCorp”), or (iv) Roche Finance Ltd or any of its affiliates (collectively, “Roche”). Each Holder agrees that it will not use any information received by it pursuant to this Agreement in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person other than its employees, officers, directors, agents, partners or investment advisors having a need to know the contents of such information, and its attorneys, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; and to any prospective purchaser of any Registrable Securities from such Holder, if such prospective purchaser agrees to be bound by the provisions of this Section 3.3 or as may otherwise be required by law, provided that the Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure; provided, further, however, that the restrictions set forth above in this sentence shall not apply to any information that, with respect to such Holder, (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.3 by such Holder), (b) is or has been independently developed or conceived by the Holder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company. The Company acknowledges that certain of the Investors and/or their investment advisors are in the business of venture capital and other types of investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors or their investment advisors from investing or participating in any particular enterprise, regardless of whether such enterprise has products or services that compete with those of the Company. In addition, the Company acknowledges that LabCorp is in the business of providing various laboratory products and services and may provide products or services that compete directly or indirectly with those of the Company. In addition, the Company acknowledges that Roche are in the diagnostic and pharmaceutical business globally and accordingly may research, develop and/or market products, devices or services that compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict LabCorp or Roche from researching, developing or marketing products, devices or services that compete, directly or indirectly, with those of the Company or investing or participating in any particular enterprise, regardless of whether such enterprise has products or services that compete with those of the Company.

3.4 Vesting. Unless otherwise approved by Super Board Approval, or the holders of at least two-thirds of the then outstanding shares of Preferred Stock (on an as-converted to Common Stock basis), all option and capital stock grants to employees, directors and consultants of the Company made after the date of this Agreement shall vest no faster than over a four (4) year period, with twenty-five percent (25%) of the shares subject to each grant vesting one (1) year after the vesting commencement date and the remainder of the shares vesting in equal amounts on a quarterly basis thereafter.

3.5 D&O Insurance. The Company shall maintain Director and Officer liability insurance in an amount approved by the Board of Directors.

3.6 Certain Approval Requirements. The Company hereby covenants and agrees with each of the Investors that it shall not, by amendment, merger, consolidation or otherwise, take any of the following actions or obligate the Company or any subsidiary to take any of the following actions without Super Board Approval:

(a) Make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of one (1) year;

(b) Hire, terminate or change the compensation of senior managers (including the payment of bonuses or other non-salary payments to senior managers of the Company) in a manner that is not authorized in the Company’s annual budget and operating plan (delivered to the Investors in accordance with 3.1(d) hereof) or by written employment agreements with such senior managers that have previously been approved by the Board of Directors and furnished to the Investors in connection with the sale of the Shares pursuant to the Purchase Agreement;

(c) Adopt, amend or terminate any stock option or other equity incentive plan;

(d) Effect, or cause any subsidiary or affiliate of the Company to effect, any acquisition of another company or entity by stock purchase, merger or otherwise or acquire all or substantially all of the assets of another company or entity;

(e) Incur or permit any subsidiary or affiliate of the Company to incur aggregate indebtedness in excess of $100,000 other than (i) as authorized in the Company’s annual budget and operating plan (delivered to the Investors in accordance with 3.1(d) hereof) or (ii) trade credit incurred in the ordinary course of business;

(f) Make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(g) Make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors, which approval contained at least two (2) of the Preferred Stock Directors;

(h) Guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(i) Enter into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person; or

(j) Approve the annual budget and operating plan of the Company.

3.7 Non-Disclosure, Assignment of Inventions and Non-Competition and Non-Solicitation Agreements. The Company shall obtain, and shall cause its subsidiaries (if any) to obtain, a confidentiality and assignments of inventions agreement from all employees, consultants and scientific advisory board (“SAB”) members in a form approved by Super Board Approval. In addition, the agreement for employees and consultants shall, to the full extent permitted by law, contain one-year post-termination non-competition and non-solicitation provisions in a form approved by Super Board Approval. In the case of consultants and SAB members, such agreements shall be subject to the policies of any academic or research institutions with which such consultant or SAB member is affiliated.

3.8 Termination of Covenants. The covenants set forth in this Section 3 shall terminate and be of no further force or effect after the closing of a Qualified Public Offering.

SECTION 4

RIGHT OF FIRST REFUSAL

4.1 Right of Refusal of the Investors.

(a) Provided that any of the Preferred Stock originally issued by the Company or any of the Registrable Securities remain outstanding, the Company hereby grants to each Investor a right of first refusal to purchase its Pro Rata Share (as defined below) of New Securities (as defined in Section 4.1(b)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. An Investor’s “Pro Rata Share” is equal to the ratio of (i) the number of shares of Common Stock then owned by such Investor (assuming full conversion of the Shares into Common Stock and exercise and conversion of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Common Stock held by such Investor) to (ii) the total number of shares of Common Stock then owned by all stockholders of the Company immediately prior to issuance of the New Securities (assuming full conversion of the Shares and exercise or conversion of all outstanding convertible securities, rights, options and warrants, directly or indirectly into Common Stock held by such stockholder, but excluding (x) outstanding options under any Company stock plan and (y) any shares of Common Stock issued from and after the date hereof upon the exercise of options under any Company stock plan). For purposes of this Section 4.1, an Investor includes any general partner, managing member and affiliates (including Affiliated Funds) of an Investor. An Investor who chooses to exercise its right of first refusal may designate as purchasers under such right itself and/or its partners, affiliates (including Affiliated Funds) or any other Persons that share a common investment advisor with such Investor, in such proportions as it deems appropriate.

(b) “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include:

(i) the Shares and the Conversion Stock; or

(ii) Exempted Securities (as defined in the Restated Certificate).

(c) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Investor shall have twenty (20) days after any such notice is mailed or delivered to agree to purchase such Holder’s Pro Rata Share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If any Investor fails to so agree in writing within such twenty (20) day period to purchase such Holder’s full Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of such Nonpurchasing Holder’s Pro Rata Share of such New Securities that such Nonpurchasing Holder did not so agree to purchase. The Company shall promptly give each Investor who has timely agreed to purchase such Holder’s full Pro Rata Share of such offering of New Securities (a “Purchasing Holder”) written notice of the failure of any Nonpurchasing Holder to purchase such Nonpurchasing Holder’s full Pro Rata Share of such offering of New Securities (the “Overallotment Notice”). Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holders’ unpurchased pro rata portion of such offering on a pro rata basis according to the relative pro rata portion of the Purchasing Holders, at any time within five (5) days after receiving the Overallotment Notice.

(d) In the event the Investors fail to exercise fully the right of first refusal within said twenty (20) day period plus five (5) days (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell to any Person or Persons any or all New Securities which have not been subscribed by Investors pursuant to their right of first refusal option set forth in this Section 4.1. Any such sale to such Person or Persons shall be at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Investors delivered pursuant to Section 4.1(c). In the event the Company has not sold such unsubscribed New Securities within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell such New Securities without first again offering such New Securities to the Investors in the Manner provided in this Section 4.1.

(e) The rights of an Investor to purchase New Securities under this Section 4.1 may be waived in accordance with Section 5.2 hereof; provided, however, in the event that the rights of an Investor to purchase New Securities under this Section 4.1 are waived in a particular offering without such Investor’s prior written consent (any such Investor, a “Waived Investor”) and any other Investor actually purchases New Securities in such offering, then the Company shall grant, and hereby grants, each Waived Investor the right to receive reasonable notice of, and to purchase a portion of the New Securities offered in such offering equal to its Pro Rata Share in, a subsequent closing of such offering which shall be held within twenty (20) days following, and on the same terms and conditions as, such other Investor(s) actual purchase. For clarity, if a Waived Investor does not elect to participate in such subsequent closing of such offering, then such Waived Investor shall not have a second right to participate in such offering solely because another Waived Investor actually exercises its right to participate in such subsequent closing of such offering.

(f) The right of first refusal granted under Section 4.1 shall not be applicable to an Initial Public Offering and shall terminate immediately prior to the closing thereof.

SECTION 5

MISCELLANEOUS

5.1 Additional investors; Permitted Transferees. Notwithstanding anything to the contrary herein, if the Company shall issue additional shares of its Preferred Stock or if an Investor engages in any of the following permitted transfers: (A) a transfer by an Investor to any of its affiliates (including an Affiliated Fund) or any other Person that shares a common investment advisor with such Investor; (B) a transfer by an Investor that is a partnership, limited liability company or corporation to a partner, limited partner, retired partner, member, retired member or stockholder of an Investor; (C) a transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse; or (D) the transfer by an Investor exercising its co-sale rights under the ROFR Agreement, then in the event of a transfer under clauses (A), (B) or (C), any purchaser or permitted transferee of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an adoption agreement to this Agreement, in the form of Attachment A (the “Adoption Agreement”) and shall be deemed an “Investor” hereunder and Schedule A shall be amended to include such Investor or permitted transferee.

5.2 Amendment; Waiver. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders of at least two-thirds of the then outstanding Registrable Securities. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of the Holder. Each Holder acknowledges that by the operation of this paragraph, the Holders of at least two-thirds of the then outstanding Registrable Securities will have the right and power to diminish or eliminate all rights of such Holder under this Agreement, including rights under Section 4.1 hereof other than such Holder’s rights under Section 4.1(a) hereof in relation to a particular offering. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Holder without the written consent of such Holder unless such amendment, modification, termination or waiver applies to all Holders in the same fashion (it being agreed that, subject to Section 4.1(e) hereof, a waiver of the provisions of Section 4.1 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). Any provision and/or the observance thereof may be waived by the individual or entity entitled to the benefits of such provision.

5.3 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a) if to an Investor one copy should be sent to the Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, with a copy to (i) Greenberg Traurig, LLP, One International Place, Boston, MA 02110, Attn: Bradley A. Jacobson, Esq., facsimile: (617) 279-8402, (ii) Faber Daeufer Itrato & Cabot, 950 Winter Street, Suite 4500, Waltham, MA 02451, Attn: Joseph L. Faber, Esq., facsimile: (781) 795-4747, and (iii) K&L Gates LLP, 4350 Lassiter at North Hills Avenue, Suite 300, PO Box 17047, Raleigh, North Carolina 27619, Attn: D. Scott Coward, Esq., facsimile: (919) 516-2028;

(b) if to any Holder, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last Holder of such shares for which the Company has contact information in its records; or

(c) if to the Company, one copy should be sent to c/o Foundation Medicine, Inc., One Kendall Square, Suite B3501 Cambridge MA 02139, Attn: Chief Executive Officer, or at such other address as the Company shall have furnished to the Investors, with a copy to Goodwin Procter LLP, Exchange Place, Boston, MA 02109, Attn: Kingsley L. Taft, Esq., facsimile: (617) 523-1231.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail or commercial overnight delivery service, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail or with such commercial overnight delivery service, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth on the Schedule of Investors. Each such notice or other communication sent outside the United States shall be sent by commercial overnight delivery service.

5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

5.5 Successors and Assigns. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.6 Entire Agreement. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes all prior written or oral agreements and understandings relating to such subject matter. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein. By executing this Agreement, the undersigned Investors who are also parties to the Prior Agreement, representing the Holders of at least two-thirds of the Registrable Securities outstanding on the date hereof, hereby amend and restate the Prior Agreement in its entirety as set forth in this Agreement.

5.7 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.8 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and schedules attached hereto.

5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.11 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.12 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.13 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or entities under common investment management or control shall be aggregated together for the purpose of determining the availability of any rights or obligations under this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement effective as of the date first written above.

COMPANY:

FOUNDATION MEDICINE, INC.

By:	/s/ Michael Pellini, M.D.
Name:	Michael Pellini, M.D.
Title:	President and Chief Executive Officer

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

THIRD ROCK VENTURES, L.P.

By:	Third Rock Ventures GP, L.P., its general partner

By:	TRV GP, LLC, its general partner

By:	/s/ Kevin Gillis
Name:	Kevin Gillis
Title:	CFO/Partner

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

GOOGLE VENTURES 2011, L.P.

By:	Google Ventures 2011 GP, L.L.C., its general partner

By:	/s/ William J. Maris
Name:	William J. Maris
Title:	Member

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

KPCB HOLDINGS, INC., AS NOMINEE

By:	/s/ Paul Vronsky
Name:	Paul Vronsky
Title:	General Counsel

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:	/s/ Adam Feinstein
Name:	Adam Feinstein
Title:	SVP, Corp. Development & Strategy

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

ROCHE FINANCE LTD

By:	/s/ Andreas Knierzinger
Name:	Andreas Knierzinger
Title:	Authorized Signatory

By:	/s/ Carole Nuechterlein
Name:	Carole Nuechterlein
Title:	Authorized Signatory

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

HAWKES BAY MASTER INVESTORS (CAYMAN) LP

By:	Wellington Management Company, LLP, as investment advisor

By:	/s/ Steven M. Hoffman
Name:	Steven M. Hoffman
Title:	Vice President and Counsel

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

QUISSETT INVESTORS (BERMUDA) L.P.

By:	Wellington Management Company, LLP, as investment advisor

By:	/s/ Steven M. Hoffman
Name:	Steven M. Hoffman
Title:	Vice President and Counsel

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

QUISSETT PARTNERS, L.P.

By:	Wellington Management Company, LLP, as investment advisor

By:	/s/ Steven M. Hoffman
Name:	Steven M. Hoffman
Title:	Vice President and Counsel

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

SALTHILL INVESTORS (BERMUDA) L.P.

By:	Wellington Management Company, LLP, as investment advisor

By:	/s/ Steven M. Hoffman
Name:	Steven M. Hoffman
Title:	Vice President and Counsel

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

SALTHILL PARTNERS, L.P.

By:	Wellington Management Company, LLP, as investment advisor

By:	/s/ Steven M. Hoffman
Name:	Steven M. Hoffman
Title:	Vice President and Counsel

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

WUXI PHARMATECH HEALTHCARE FUND I, L.P.

By:	Wuxi PharmaTech Fund I General Partner L.P., its general partner

By:	WuXi PharmaTech Investments (Cayman) Inc., its general partner

By:	/s/ Ge Li
Name:	Ge Li
Title:	Director

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:	Deerfield Mgmt, L.P., its general partner

By:	J. E. Flynn Capital, LLC, its general partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

DEERFIELD SPECIAL SITUATIONS INTERNATIONAL MASTER FUND, L.P.

By:	Deerfield Mgmt, L.P., its general partner

By:	J. E. Flynn Capital, LLC, its general partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

CASDIN PARTNERS MASTER FUND, LP

By:	Casdin Partners GP, LLC, its general partner

By:	/s/ Eli Casdin
Name:	Eli Casdin
Title:	Managing Member

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

LEERINK SWANN HOLDINGS, LLC

By:	/s/ Timothy A.G. Gerhold
Name:	Timothy A.G. Gerhold
Title:	General Counsel

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

LEERINK SWANN CO-INVESTMENT FUND, LLC

By:	/s/ Jeffrey Leerink
Name:	Jeffrey Leerink
Title:	Manager

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS: REDMILE CAPITAL OFFSHORE FUND II, LTD.

By:	/s/ Jeremy Green
Name: Jeremy Green
Title: Managing Member of the Investment Manager

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS: REDMILE SPECIAL OPPORTUNITIES FUND, LTD.

By:	/s/ Jeremy Green
Name: Jeremy Green
Title: Managing Member of the Investment Manager

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS: REDMILE VENTURES, LLC

By:	/s/ Jeremy Green
Name: Jeremy Green
Title: Managing Member of the Investment Manager

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS: DAVID P. SCHENKEIN 2004 REVOCABLE TRUST

By:	/s/ David Schenkein
David Schenkein, Trustee

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

AMY P. SCHENKEIN 2004 REVOCABLE TRUST

By:	/s/ Amy P. Schenkein
Amy P. Schenkein, Trustee

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

LIGHTHOUSE CAPITAL PARTNERS VI, L.P.

By:	Lighthouse Management Partners VI, L.L.C.,
its general partner

By:	/s/ Cristy Barnes
Name:	Cristy Barnes
Title:	Managing Director

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

APOLETTO LIMITED

By:	/s/ Sara Hollinrake
Name:	Sara Hollinrake
Title:	Director

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

JVEN CAPITAL, LLC

By:	/s/ Evan Jones
Name:	Evan Jones
Title:	Managing Member

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

INVESTORS:

GATES VENTURES, LLC

By:	/s/ Alan Heuberger
Name:	Alan Heuberger
Title:	Authorized Representative

***Signature Page – Second Amended and Restated Investors’ Rights Agreement***

SCHEDULE A

Schedule of Investors

Names and Addresses:

Third Rock Ventures, L.P.

KPCB Holdings, Inc.

Google Ventures 2011, L.P.

Laboratory Corporation of America Holdings

Roche Finance Ltd

Hawkes Bay Master Investors (Cayman) LP

Quissett Investors (Bermuda) L.P.

Quissett Partners, L.P.

Salthill Investors (Bermuda) L.P.

Salthill Partners, L.P.

WuXi Pharmatech Healthcare Fund I, L.P.

Deerfield Special Situations Fund, L.P.

Deerfield Special Situations International Master Fund, L.P.

Casdin Partners Master Fund, LP

Leerink Swann Holdings, LLC

Leerink Swann Co-Investment Fund, LLC

Redmile Capital Offshore Fund II, Ltd.

Redmile Special Opportunities Fund, Ltd.

Redmile Ventures, LLC

David P. Schenkein 2004 Revocable Trust

Amy P. Schenkein 2004 Revocable Trust

Lighthouse Capital Partners IV, L.P.

Apoletto Limited

jVen Capital, LLC

Gates Ventures, LLC

ATTACHMENT A

ADOPTION AGREEMENT TO

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Investor”) pursuant to the terms of that certain Second Amended and Restated Investors’ Rights Agreement dated as of June 20, 2013 (the “Agreement”) by and among Foundation Medicine, Inc. (the “Company”) and the Investors (as defined therein). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Investor agrees as follows:

1. Acknowledgment. Investor acknowledges that Investor is acquiring certain shares of the capital stock of the Company (the “Shares”), subject to the terms and conditions of the Agreement.

2. Agreement. Investor: (i) agrees that the Shares acquired by Investor shall be bound by and subject to the terms of the Agreement and (ii) hereby adopts the Agreement with the same force and effect as if Investor were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to Investor at the address listed beside Investor’s signature below.

EXECUTED AND DATED this              day of                     ,         .

INVESTOR:

By:
Name:
Title:

Address:

Fax:

Accepted and Agreed:

COMPANY:

FOUNDATION MEDICINE, INC.

By:
Name:
Title: